Exhibit 99.1

Alliance Pharmaceutical Corp. Announces Voluntary Suspension of Enrollment in OxygentTM Phase 3 Cardiac Surgery Study, January 08, 2001

San Diego, CA; January 8, 2001--- Alliance Pharmaceutical Corp. (NASDAQ-ALLP) announced today that it has voluntarily suspended enrollment in its Phase 3 cardiac surgery study with OxygentTM (perflubron emulsion) due to an imbalance in certain adverse events (AEs), primarily the incidence of stroke. While the frequency of these AEs in the Oxygent treatment group is in agreement with published data for patients undergoing cardiac bypass surgery, the control group frequency is remarkably low, causing a disparity in the proportion of AEs between the treatment and control patients. The study investigators have not attributed the AEs to the use of Oxygent, which has now been evaluated in 19 clinical studies involving more than 1,400 subjects. The AEs that prompted the suspension of the study were not apparent in a completed Phase 3 study with 492 general surgery patients that demonstrated significant reduction and avoidance in blood usage compared to the control population.

          The suspended study was designed to evaluate the use of Oxygent in conjunction with hemodilution in 600 cardiac surgery patients undergoing coronary artery bypass grafting (CABG) procedures with cardiopulmonary bypass (CPB) support. The study design was based on Phase 2 CPB studies that did not exhibit similar safety imbalances. Differences between the Phase 2 and Phase 3 CPB studies included an increased level of hemodilution and a study population with a higher degree of blood loss. In addition, the imbalance in the Phase 3 study may be confounded by the number of elderly patients with advanced cardiovascular disease, protocol deviations, and possible reporting bias related to the single-blinded design of the study.

          "Although the incidence of adverse events was within expectations in the treatment group, the imbalance versus the control group prompted us to suspend enrollment until we can analyze the data and determine why the discrepancy occurred," said Duane J. Roth, Chairman and CEO of Alliance. “We have notified the study Data Safety Monitoring Board and the Food and Drug Administration (FDA) of our decision.

          "Approximately two-thirds of the 600 patients projected for inclusion in the study have been enrolled to date," Roth noted. "When the safety analysis is concluded, we will be able to decide whether to complete the present study with some modifications, discontinue the study and evaluate the efficacy data, or conduct a complementary study. As noted, the study investigators have not ascribed the AE profile to the use of Oxygent. If the imbalance is associated with the degree of hemodilution, for example, we may be able to modify the method to address the AEs."

          Oxygent is being developed in the United States, Canada, and Europe in conjunction with Baxter Healthcare Corporation. "Baxter has been notified of our decision to suspend enrollment in the study, and is in agreement that this is the most prudent response to the AE imbalance," Roth said.

          "We believe in the potential for Oxygent to be useful in both surgical and non-surgical settings," Roth concluded. "We are confident that our highly qualified team of physicians, scientists, and statisticians will be able to analyze the data thoroughly to allow Alliance and Baxter to determine the best course of action for the further development of the product. At our last financial reporting on September 30 the Company had approximately $32 million in cash, and we expect to report more than $25 million in cash for December 31, 2000."

          Comments regarding Oxygent and the Phase 3 cardiac surgery study will be provided in an audio discussion at 9:00am Eastern Standard Time on Tuesday, January 9, 2001. Interested parties in the continental U.S. may listen to the discussion by calling (800) 230-1085; parties outside the U.S. should call (612) 332-0636. A replay will be available from 12:30pm EST on Tuesday, January 9 through noon on Wednesday, January 10. Replay telephone numbers are (800) 475-6701 for those calling from the U.S., and (320) 365-3844 for international callers. The access code for the replay is 564471 for both U.S. and international callers. The replay of the discussion will also be available starting at 9:30am EST on January 9 via the Alliance web site at www.allp.com.

          Alliance Pharmaceutical Corp. is developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. Alliance’s products are intended primarily for use during acute care situations, including surgical, cardiology, and respiratory applications. ImavistTM, an ultrasound contrast agent being developed with Schering AG, Germany, was the subject of a New Drug Application that has been reviewed by the FDA and found it to be approvable, upon satisfactory response to certain issues identified in the review process. Alliance recently acquired Molecular Biosystems, Inc., the developer of Optison®, the only intravenous ultrasound contrast agent being marketed in both the United States and Europe. The Company also recently completed enrollment in an international Phase 2-3 study with LiquiVent®, an intrapulmonary “liquid ventilation” agent for treatment of acute lung injury and acute respiratory distress syndrome.

          Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-47032) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.